Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND YEAR END 2011

HOUSTON, February 27, 2012 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $28.1 million, or $0.70 per diluted share for the three months ended December 31, 2011, versus net income of $20.9 million, or $0.52 per diluted share for the fourth quarter of 2010. Total revenues were $171.6 million during the quarter ended December 31, 2011 compared to $141.6 million for the same period in 2010, an increase of $30.0 million or approximately 21%. The increase in revenues resulted primarily from increased sales of $20.6 million in subsea equipment and $8.8 million in service revenues. The fourth quarter 2011 results include a pre-tax charge of $4.7 million related to severance payments payable to J. Mike Walker, the Company’s former Chairman of the Board and Chief Executive Officer, in connection with his retirement. The fourth quarter 2010 results include a pre-tax charge of $6.9 million resulting from the termination of Larry E. Reimert’s employment as a Co-Chief Executive Officer of the Company. In addition, the fourth quarter 2010 results include a pre-tax charge of $1.9 million related to the settlement of assessments regarding state taxes on the importation of goods into the State of Rio de Janiero, Brazil.

For the twelve months ended December 31, 2011, net income was $95.3 million, or $2.36 per diluted share, compared with net income of $102.2 million, or $2.55 per diluted share, for the same period in 2010. Revenues for the twelve months ended December 31, 2011 were $601.3 million, compared to $566.3 million for the same period in 2010. The full year results for 2011 include pre-tax charges of $4.7 million related to Mr. Walker’s retirement and the 2010 results include pre-tax charges of $6.9 million related to the termination of Mr. Reimert’s employment contract and pre-tax charges of $7.8 million related to the settlement of state tax assessments regarding the importation of goods into the State of Rio de Janiero, Brazil.

In addition, the Company announced that its backlog at December 31, 2011 was approximately $716 million, compared to its December 31, 2010 backlog of approximately $627 million. Based upon current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for 2012 to approximate $2.60 to $2.80. For the first quarter of 2012, the Company expects its earnings to approximate $0.60 to $0.70 per diluted share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward-looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding future oil and gas exploration and production activities in the Gulf of Mexico (including the effects of governmental regulations and permitting delays), the Company’s international operations (including political tensions in the Middle East, Africa and elsewhere), operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues	$171,646	$141,595	$601,342	$566,251
Cost and expenses:
Cost of sales	103,248	81,822	361,848	322,607
Selling, general and administrative	17,938	15,958	70,510	61,069
Engineering and product development	8,901	7,978	34,626	29,202
Special items	4,719	8,759	4,719	14,660

	134,806	114,517	471,703	427,538

Operating income	36,840	27,078	129,639	138,713
Interest income	149	86	418	321
Interest expense	(16)	(78)	(53)	(131)

Income before income taxes	36,973	27,086	130,004	138,903
Income tax provision	8,849	6,212	34,737	36,677

Net income	$28,124	$20,874	$95,267	$102,226

Diluted earnings per share	$0.70	$0.52	$2.36	$2.55

Weighted average shares – diluted	40,351	40,196	40,322	40,060

Depreciation and amortization	$6,040	$5,589	$23,013	$20,875

Capital expenditures	$11,099	$26,230	$56,213	$74,815